Exhibit 99.1

First Cash Financial Services Reports 20% Increase in First Quarter EPS;
 Achieves Record Revenues and Net Income

ARLINGTON, Texas, April 18 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended March 31, 2005. In addition to achieving record-setting first quarter operating results, this marked the Company’s 17th consecutive quarter of double-digit earnings per share growth.

Earnings
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First quarter 2005 diluted earnings per share were $0.36, an increase of 20% compared to $0.30 diluted earnings per share for the first quarter of 2004.  Earnings per share met the Company’s target for the first quarter and were within the range forecast by industry analysts.

--	Diluted earnings per share for the trailing twelve months ended March 31, 2005 were $1.28, an increase of 24% over $1.03 for the trailing twelve months ended March 31, 2004.

--	Net income for the quarter ended March 31, 2005 was $6.1 million. This represents a 17% increase over 2004 first quarter net income of $5.2 million.

Revenues
--	Total revenues for the first quarter of 2005 were $47.0 million, compared to $41.9 million for the first quarter of 2004, an increase of 12%.

--

Total merchandise sales for the quarter increased by 18%, from $20.5 million last year to $24.2 million in the current year.  A significant component of merchandise sales is non-retail sales of scrap jewelry, especially in the Company’s newer pawn stores.  Such scrap sales increased from $3.4 million in the first quarter of 2004 to $5.3 million the first quarter of 2005.

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Overall same-store revenues for the first quarter of 2005 increased by 7% over the comparable prior-year period.  Same-store sales increases were realized across all major product lines, which include merchandise sales, pawn service charges and payday advance service charges.

Growth & Expansion
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The Company opened 15 new stores during the first quarter of 2005, bringing the total store count to 297 units at March 31, 2005.  In addition, the Company has 40 financial services kiosks located inside convenience stores.

--	The Company has opened 53 new stores over the past twelve months; total store count has increased by 20% over the same time period.

--

Total pawn receivables increased 13%, from $19.8 million at March 31, 2004 to $22.4 million at March 31, 2005.  Pawn receivables in Mexico increased by 36% over the past twelve months to $7.5 million, while pawn receivables in U.S. stores increased by 5% over the same period.

--	Payday advance receivables increased from $10.8 million to $11.6 million from March 31, 2004 to March 31, 2005, an increase of 7%.

Operating Metrics
--	The operating margin, calculated based on income before taxes as a percentage of revenues, was 20.3% for the quarter, compared to 19.5% for the same period last year.

--	Profit margins on total merchandise sales, both retail and non-retail, for the first quarter of 2005 were 40%. Retail merchandise margins, which do not include bulk jewelry scrap sales, were 44%.

--	Inventory turns for the trailing twelve months improved from 2.9 times as of the first quarter of 2004 to 3.2 times as of the first quarter of 2005.

--	The payday advance loss provision increased from 11.6% of payday advance service fees in the first quarter of 2004 to 12.5% in the first quarter of 2005.

Financial Position & Liquidity
--

Cash balances as of March 31, 2005 totaled $39 million, compared to $19 million as of March 31, 2004.  Of the $39 million in current cash balances, approximately $12 million was required for daily store and administrative operations, while the remaining $27 million represented cash reserves on-hand.

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Stockholders’ equity totaled $151 million at March 31, 2005.  This represents an increase of $23 million, or 18%, compared to total equity at March 31, 2004.  As of March 31, 2004, a total of 16,094,000 shares were outstanding.

--	During the quarter ending March 31, 2005, the Company had no interest-bearing debt outstanding.

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With total assets of $168 million and total liabilities of $17 million as of March 31, 2005, the ratio of total assets to liabilities was 10 to 1.  The current ratio, current assets divided by current liabilities, at quarter end was also 10 to 1.

2005 Outlook
--

The Company previously forecast fiscal 2005 diluted earnings per share to be in a range of $1.46 to $1.52.  Based on the results of the first quarter and currently projected operating trends for the remainder of the year, the Company expects that 2005 earnings will be within this previously estimated range.  Management notes that this forecast could be affected by potential revisions to payday lending guidelines recently issued by the Federal Deposit Insurance Corporation (“FDIC”) which could affect the Company’s payday advance business in the state of Texas.  The potential effect on 2005 revenues and earnings cannot be determined until uncertainties surrounding the timing and effect of the guidelines’ implementation are ultimately resolved by the FDIC.

--	With 15 new stores opened through March 31, the Company is on pace to open its previously announced target of 60 store openings during 2005.

          Commentary & Analysis

Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the first quarter highlights, “We are pleased with our operating results for the first quarter. First Cash achieved a 20% increase in earnings per share while continuing to significantly build market share through new store openings. Even with the rapid growth, the Company continues to generate industry-leading performance metrics. Our operating margin, which is pre-tax income as a percentage of revenues, exceeded 20% for the first time in Company history. In addition, we have continued to strengthen the balance sheet, as evidenced by increases of $19 million in cash and $23 million in stockholders’ equity over the past 12 months.”

The Company’s most significant growth engine continues to be its pawn operations. Pawn receivables in the Company’s 96 domestic pawn stores, all of which are mature stores, grew 5% year-over-year. In addition, First Cash now has 109 pawn stores in Mexico, of which 102 have been opened in the past 36 months. Pawn receivables in Mexico now comprise 34% of the Company’s total pawn receivables and generated 32% of the Company’s total pawn service charges during the first quarter. At March 31, 2005, the Company’s pawn receivables totaled $22.4 million, which represents 66% of combined pawn and payday advance receivables.

Commenting on several key aspects of the Company’s expansion program, Mr. Barron noted that, “First Cash is unique in the specialty consumer finance industry based on its ability to grow two major product lines, pawns and payday advances, through new store openings. We also have geographic diversity in our growth platform, with opportunities spanning multiple markets in the U.S. and Mexico. First Cash has consistently managed its growth, as evidenced by our ability to achieve store opening targets, self-fund our store-opening costs, and improve our operating leverage.”

The liquidity and financial position of the Company reached record levels during the first quarter of 2005. Mr. Barron stated that, “The operating cash flows and balance sheet of First Cash have never been more impressive. We are debt free and have accumulated approximately $27 million in excess cash reserves as of March 31, 2005.” Even with the significant funding required by the store expansion program and same-store loan growth, First Cash expects to generate additional free cash flows during 2005. The excess cash reserves will be utilized in a manner that will maximize shareholder value.

In summarizing the Company’s expectations for the balance of 2005 and beyond, Mr. Barron said, “First Cash remains enthusiastic about its long-term growth prospects. We have a well-established track record for meeting our growth targets, outperforming our competitors and seizing market opportunities. In addition, the Company’s strong financial position provides it with tremendous flexibility in order to adapt to changes in competition and the regulatory environment. We remain as focused as ever to providing long- term value for our shareholders.”

About First Cash

First Cash Financial Services, Inc. is engaged in the operation of pawn and payday advance stores which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, and provide short-term advances, also known as payday loans. The Company currently owns and operates over 297 pawn and payday advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and payday advance kiosks located inside convenience stores. First Cash’s common stock is traded on the Nasdaq Stock Market under the ticker symbol “FCFS” and it is a component Company in the Russell 2000 Index.

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the Company’s earnings forecast for 2005, its expectations for new store openings in 2005, and its cash flow expectations for 2005. Such statements are subject to future adjustments, pending regulatory and legislative initiatives which are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. These statements are made to provide the public with management’s assessment of the Company’s business. Although the Company believes that the expectations reflected in forward- looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward- looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company. Recently revised federal regulations and proposed state-level legislation affecting the payday advance industry could affect the Company’s financial results and growth expectations in certain markets; however, the impact of the revised regulations and legislation cannot be estimated at the current time. Other such factors may include changes in regional, national or international economic conditions, changes or increases in competition, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.

STORE COUNT INFORMATION

The following table details store openings and closings for the quarter ended March 31, 2005:

	Pawn Stores	Payday Advance Stores	Total Stores

Beginning of period count	197	87	284
New stores opened	10	5	15
Closed stores	(2)	—	(2)
End of period count	205	92	297

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,

	2005	2004

	(unaudited) (in thousands, except per share amounts)
Revenues:
Merchandise sales	$24,237	$20,471
Pawn service charges	8,954	8,134
Short-term advance service charges	12,669	12,003
Check cashing fees	826	910
Other	313	332
	46,999	41,850
Cost of revenues:
Cost of goods sold	14,590	12,070
Short-term advance loss provision	1,581	1,389
Check cashing returned items expense	86	73
	16,257	13,532
Gross profit	30,742	28,318
Expenses:
Operating expenses	15,761	14,777
Administrative expense	4,216	4,412
Depreciation	1,292	921
Interest expense	—	43
Interest income	(84)	(14)
	21,185	20,139
Income before income taxes	9,557	8,179
Provision for income taxes	3,488	3,001
Net income	$6,069	$5,178
Net income per share:
Basic	$0.38	$0.34
Diluted	$0.36	$0.30
Weighted average common shares outstanding:
Basic	16,063	15,431
Diluted	17,013	17,079

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,

	2005	2004

	(unaudited) (in thousands)
ASSETS:
Cash & cash equivalents	$38,883	$19,482
Service charges receivable	3,968	3,565
Pawn receivables	22,435	19,784
Short-term advance receivables	11,575	10,781
Inventories	16,104	14,467
Prepaid expenses and other current assets	1,178	900
Income taxes receivable	—	3,141
Total current assets	94,143	72,120
Property & equipment, net	18,516	15,012
Goodwill	53,237	53,237
Other	2,599	737
	$168,495	$141,106
LIABILITIES & STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$7,990	$6,574
Income taxes payable	1,383	—
Total current liabilities	9,373	6,574
Deferred income taxes payable	7,651	6,255
Total liabilities	17,024	12,829
Stockholders’ equity	151,471	128,277
	$168,495	$141,106

     For further information, please contact:

     Rick Wessel, Vice Chairman & President
     Doug Orr, Executive Vice President & Chief Financial Officer

     Phone:   (817) 505-3199
     Email:   investorrelations@firstcash.com
     Website: http://www.firstcash.com

SOURCE  First Cash Financial Services, Inc.
     -0-                             04/18/2005
     /CONTACT:  Rick Wessel, Vice Chairman & President, or Doug Orr, Executive
Vice President & Chief Financial Officer, both of First Cash Financial
Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com/
     /Web site:  http://www.firstcash.com /